BLACKROCK Floating Rate Income Strategies Fund II, Inc.

FILE #811-21464

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
2/8/2006	DRUMMOND COMPANY	400,000,000	1,000,000	Citigroup Merrill Lynch & Co. Scotia Capital HSBC Wachovia Securities BBVA Securities Inc Mizuho International plc BNP Paribas Fifth Third Sec., Inc Morgan Keegan & Company,Inc
3/16/2006	ANGIOTCECH PHARMACEUTICAL	250,000,000	375,000	Credit Suisse Merrill Lynch & Co.
8/3/2006	FORD MOTOR CREDIT	2,250,000,000	500,000	BNP Paribas Merrill Lynch UBS Securities BNY Captial Markets Comerica Securities Dresdner Kleinwort Wasserstein Secs
1/9/2007	INTELSTAT	600,000,000	485,000	Deutsche Bank Securities; Lehman Brothers; Citigroup; Credit Suisse; Bear, Stearns & Co. Inc.; Goldman, Sachs & Co.; Merrill Lynch & Co.; BNP Paribas; JPMorgan; RBS Greenwich Capital
1/17/2007	ARMARK CORPORATION	500,000,000	900,000

JPMorgan; Goldman, Sachs & Co.; Citigroup; Barclays Capital; Wachovia Securities; Calyon Securities (USA); GE Capital Markets, Inc.; HVB Capital Markets; Mitsubishi UFJ Securities; Mizuho International plc; NatCity Investments, Inc.; PNC Capital Markets LLC; Rabo Securities USA, Inc.; RBS Greenwich Capital